Exhibit d.1.(ii)

MAINSTAY SERIES VP SERIES FUND, INC.
AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment to the Amended and Restated Management Agreement is hereby made as of the 20th day of November, 2009 between MainStay VP Series Fund, Inc. (the “Company”), on behalf of its series as set forth on Schedule A (each, a “Portfolio,” and collectively, the “Portfolios”) and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company and the Portfolios are parties to an Amended and Restated Management Agreement, dated August 1, 2008 (“Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect the name change for the MainStay VP Total Return Portfolio and MainStay VP Developing Growth Portfolio and the removal of the MainStay VP Mid Cap Value Portfolio, MainStay VP Mid Cap Growth Portfolio and MainStay VP Small Cap Growth Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i)	effective November 20, 2009, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as the date first written above.

THE MAINSTAY FUNDS

By:  /s/ Stephen P. Fisher
Name:  Stephen P. Fisher
Title:  President

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By: /s/ Barry A. Schub
Name:  Barry A. Schub
Title:  Executive Vice President

 SCHEDULE A
(Effective as of November 20, 2009)

For all services rendered by the Manager hereunder, the below named Portfolios of the Company shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual fee equal to the following:

Portfolio	Annual Rate*
Balanced Portfolio	0.75% up to $1 billion; and 0.70% in excess of $1 billion
Bond Portfolio	0.500% up to $500 million; 0.475% from $500 million to $1 billion; and 0.450% in excess of $1 billion

Cash Management Portfolio	0.450% up to $500 million; 0.400% from $500 million to $1 billion; and 0.350% in excess of $1 billion

Common Stock Portfolio	0.550% up to $500 million; 0.525% from $500 million to $1 billion; and 0.500% in excess of $1 billion

Conservative Allocation Portfolio	0.00%
Convertible Portfolio	0.600% up to $1 billion; and 0.500% in excess of $1 billion.

Floating Rate Portfolio	0.60%

Government Portfolio	0.500% up to $500 million; 0.475% from $500 million to $1 billion; and 0.450% in excess of $1 billion

Growth Allocation Portfolio	0.00%

Growth Equity Portfolio	0.610% up to $1 billion; and 0.500% in excess of $1 billion.

High Yield Corporate Bond Portfolio	0.570% up to$1 billion; 0.550% from $1 billion to $5 billion; and 0.525% in excess of $5 billion

ICAP Select Equity Portfolio	0.800% up to $250 million; 0.750% from $250 million to $1 billion; and 0.740% in excess of $1 billion

Income Builder Portfolio (formerly Total Return Portfolio)	0.570% up to $1 billion; and 0.550% in excess of $1 billion

International Equity Portfolio	0.890% up to $500 million; and 0.850% in excess of $500 million

Large Cap Growth Portfolio	0.750% up to $500 million; 0.725% from $500 million to $1 billion; and 0.700% in excess of $1 billion

Mid Cap Core Portfolio	0.85% up to $1 billion; and 0.80% in excess of $1 billion
Moderate Allocation Portfolio	0.00%
Moderate Growth Allocation Portfolio	0.00%
S&P 500 Index Portfolio	0.300% up to $1 billion; 0.275% from $1 billion to $2 billion; 0.265% from $2 billion to $3 billion; and 0.250% on assets over $3 billion

U.S. Small Cap Portfolio (formerly Developing Growth Portfolio)	0.800% up to $200 million; 0.750% from $200 million to $500 million; 0.725% from $500 million to $1 billion; and 0.700% in excess of $1 billion

* Of each Portfolio’s average daily net assets.